EXHIBIT 99.1

Chess Supersite Corporation (CHZP) has signed a Letter of Cooperation with ACP (Association of Chess Professionals).

TORONTO, ON-- April 13, 2016 -  Chess Supersite Corporation (Info@chesssupersitecorp.com) (OTC PINK: CHZP) is an owner and operator of the www.chesssupersite.com -- a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, chess skilled contests and much more.

Chess Supersite Corporation has signed an Agreement of Cooperation with the Association of Chess Professionals http://www.chessprofessionals.org to cooperate in staging online chess Blitz tournaments, to organize and promote the top international chess tournaments and jointly promote each other services and events. Both sides agree to freely discuss any new developments and cooperate with each other.

The Association of Chess Professionals is a non-for-profit organization, whose main purpose is the protection of chess professionals’ rights and the practice and promotion of chess worldwide, in particular through the organization of chess tournaments and other chess events. ACP has united over 1000 chess professionals from 84 countries and the number is constantly increasing. Since registration, the Association has organized more than a dozen tournaments with a total budget in excess of 2 million Euros.

About Chess Supersite Corp.

Chess Supersite Corp., is a publicly traded company, trading symbol: CHZP on the OTC Market Group, whose primary business is the development and operation of the chess portalwww.chesssupersite.com -- a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, chess skilled contests and much more. Additional information can be accessed on the company's website www.chesssupersitecorp.com

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Contact Information

Chess Supersite Corporation

Ph: 416-441-4631

www.chesssupersitecorp.com

1131A Leslie Street, Suite 101

Toronto, Ontario, M3C 3L8, Canada